Exhibit 99.1

Electroglas Reports Sequential Increase in Revenue for First-Quarter Fiscal 2004

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 22, 2004--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported its operating results for the first fiscal quarter ended March 31, 2004.
    Revenue for the first quarter was $16.0 million, a 12% increase from fourth fiscal quarter 2003 revenue of $14.3 million, and a 70% increase from first fiscal quarter 2003 revenue of $9.5 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $2.4 million, or $0.11 per share, compared with a net loss of $16.4 million, or $0.77 per share, for the fourth quarter of 2003, and a net loss of $23.3 million, or $1.09 per share, for the first quarter of 2003.
    On a non-GAAP basis, the net loss for the first quarter of 2004 was $3.3 million, or $0.15 per share, excluding a $0.9 million warranty provision benefit. The company believes that this non-GAAP information provides further insight into the results of ongoing operations and is useful to enable informed comparisons between fiscal periods. At March 31, 2004, the company had cash and short-term investments of $30.3 million, or approximately $1.41 per share.
    "Electroglas executed to plan again this quarter," said Keith Barnes, Electroglas president and CEO. "We saw a sequential increase in revenues and a 9-point gross margin increase after pro forma adjustments while expanding our customer base and making improvements in both product quality and quality of service. With the execution of recent strategic initiatives, and with others underway, we are making good progress toward reaching our target financial model, while continuing to respond to customer needs with technology that drives greater efficiencies in wafer and device testing processes. Current business conditions in the industry indicate a continuing positive trend. We intend to take advantage of these business opportunities as we ramp to meet growing demand."

    Second Fiscal Quarter 2004 Business Outlook

    Electroglas expects revenue for the second fiscal quarter of 2004 to increase sequentially. The company's current outlook targets revenue for the quarter in the range of $16.5 million to $17.5 million. Although this news release will be available on the company's website, the company disclaims any duty or intention to update these or any other forward-looking statements. Actual results may differ from the company's current business outlook as a result of factors described in the Safe Harbor Statement below.

    Investor Conference Call Details

    Electroglas' management plans to hold a teleconference on its first fiscal quarter results, along with its outlook for the second fiscal quarter of 2004, today beginning at 11:00 a.m. PT, 2:00 p.m. ET. Interested parties who wish to audit the teleconference may call
(719) 457-2731, access code 451963, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin. No reservations are required. The teleconference will be available via webcast from the company's website at www.electroglas.com. In addition, a telephonic replay will be available through April 29, 2004 at (719) 457-0820, access code 451963.

    About Electroglas

    Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

    Safe Harbor Statement

    This news release contains forward-looking statements including statements relating to the current business condition in the semiconductor industry; Electroglas' business outlook and targeted second-quarter revenue range; the company's future performance and operational improvements; results of strategic initiatives; increase in gross margin and revenues; continuing positive trend in the semiconductor industry; increased demand for Electroglas products and Electroglas' ability to take advantage of this increased demand. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.



                          ELECTROGLAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per-share amounts)

                                                  Three months ended
                                                       March 31,
                                                 ---------------------
                                                    2004       2003
                                                 ---------- ----------
Net sales                                        $  16,048  $   9,465
Cost of sales                                        9,413      8,616
                                                 ---------- ----------
Gross profit                                         6,635        849
Operating expenses:
  Engineering, research and development              4,011      6,817
  Sales, general and administrative                  4,362     15,364
  Restructuring and impairment charges                   -        396
                                                 ---------- ----------
     Total operating expenses                        8,373     22,577
                                                 ---------- ----------
Operating loss                                      (1,738)   (21,728)
Interest income                                         78        213
Interest (expense)                                    (586)    (1,618)
Other income (expense), net                           (116)       (82)
                                                 ---------- ----------
Loss before income taxes                            (2,362)   (23,215)
Income tax provision                                    45         43
                                                 ---------- ----------
Net loss                                         $  (2,407) $ (23,258)
                                                 ========== ==========

Basic and diluted net loss per share             $   (0.11) $   (1.09)
                                                 ========== ==========

Shares used in basic and diluted calculations       21,481     21,279
                                                 ========== ==========


    Reconciliation of GAAP to Non-GAAP Financial Measures Financial
Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain charges, or one-time gains or benefits. Electroglas reports non-GAAP results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the non-GAAP measure helps indicate underlying trends in Electroglas' business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.
    The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to non-GAAP Net Loss:



                                --------------------------------------
                                          Three months ended
                                --------------------------------------
                                  March 31,  December 31,   March 31,
                                    2004         2003         2003
                                --------------------------------------
GAAP loss before income taxes   $    (2,362) $   (16,820) $   (23,215)
Non-GAAP adjustments:
  Restructuring and impairment
   charges                                -        5,017          396
  Lease impairment  (in SG&A)             -            -        8,475
  Inventory write-downs and
   provisions                             -        5,346            -
  Beneficial conversion of
   warrants                               -            -        1,022
  Warranty charges                     (887)       1,887            -
  Gain on sale of product line            -       (1,489)           -
                                ------------ ------------ ------------
Non-GAAP loss before income
 taxes                               (3,249)      (6,059)     (13,322)
Income tax provision (benefit)           45         (397)          43
                                ------------ ------------ ------------
Non-GAAP net loss               $    (3,294) $    (5,662) $   (13,365)
                                ============ ============ ============

Non-GAAP net loss per share     $     (0.15) $     (0.27) $     (0.63)
                                ============ ============ ============


    The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Gross Profit to non-GAAP Gross Profit:



                                --------------------------------------
                                          Three months ended
                                --------------------------------------
                                  March 31,  December 31,   March 31,
                                    2004         2003         2003
                                --------------------------------------
GAAP gross profit (loss)        $     6,635  $    (3,413) $       849
Non-GAAP adjustments:
  Inventory write-downs and
   provisions                             -        5,346            -
  Warranty charges                     (887)       1,887            -
                                ------------ ------------ ------------
Non-GAAP gross profit                 5,748        3,820          849
                                ============ ============ ============

Net Sales                            16,048       14,341        9,465
                                ============ ============ ============
Gross profit %                           36%          27%           9%
                                ============ ============ ============



                          ELECTROGLAS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               March 31,  December 31,
                                                 2004         2003
                                             ------------ ------------
                                             (unaudited)      (1)
ASSETS
Current assets:
  Cash and short-term investments            $    30,263  $    31,882
  Accounts receivable, net                        16,438       12,029
  Inventories                                     17,215       14,383
  Prepaid expenses and other current assets        1,995        1,913
                                             ------------ ------------
     Total current assets                         65,911       60,207
Property, plant and equipment, net                40,160       41,395
Other assets                                       8,674        9,070
                                             ------------ ------------
     Total assets                            $   114,745  $   110,672
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $    12,003  $     6,819
  Accrued liabilities                             11,038        9,942
                                             ------------ ------------
     Total current liabilities                    23,041       16,761
Convertible subordinated notes                    33,750       33,630
Non-current liabilities                           10,015       10,016
Stockholders' equity                              47,939       50,265
                                             ------------ ------------
Total liabilities and stockholders' equity   $   114,745  $   110,672
                                             ============ ============

(1) The information in this column was derived from the Company's audited consolidated financial statements for the year ended December 31, 2003.


    CONTACT: Electroglas, Inc.
             Candi Lattyak, 408-528-3801 (Investors)
             clattyak@electroglas.com
             Cristie Lynch, 408-528-3167 (Media)
             clynch@electroglas.com